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                    [OPPENHEIMER WOLFF & DONNELLY LETTERHEAD]

                                   EXHIBIT 5.1

May 24, 1996



Winthrop Resources Corporation
1015 Opus Center
9900 Bren Road East
Minnetonka, MN  55343

RE:  WINTHROP RESOURCES CORPORATION
     REGISTRATION STATEMENT ON FORM S-2

Ladies and Gentlemen:

We are acting as counsel to Winthrop Resources Corporation, a Minnesota corporation (the "Company"), in connection with the registration by the Company of (i) 1,725,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), of which 750,000 shares of Common Stock are being sold by the Company (the "Company Shares") and 975,000 shares of Common Stock are being sold on behalf of certain selling shareholders of the Company, including 225,000 shares of Common Stock subject to an Underwriters' over-allotment option (the "Selling Shareholders' Shares"), and (ii) $28,750,000 aggregate principal amount of the Company's Senior Notes due 2003, including $3,750,000 aggregate principal amount of Senior Notes due 2003 subject to an Underwriters' over-allotment option (the "Notes"), pursuant to the Company's Registration Statement on Form S-2 originally filed with the Securities and Exchange Commission on May 24, 1996 (the "Registration Statement").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

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Winthrop Resources Corporation
May 24, 1996
Page 2


1. The Company had corporate authority to issue the Selling Shareholders' Shares, and has authority to issue the Company Shares and the Notes in the manner and under the terms set forth in the Registration Statement.

2. The Company Shares have been duly authorized and, when issued and delivered to and paid for by the Underwriters in accordance with the Purchase Agreement referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

3. The Notes have been duly authorized, and when issued, executed, authenticated and delivered to and paid for by the Underwriters in accordance with the Indenture referred to in the Registration Statement, will constitute valid and binding obligations of the Company in accordance with and subject to their terms and the terms of the Indenture.

4. The Selling Shareholders' Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal law of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Yours very truly,

/S/ OPPENHEIMER WOLFF & DONNELLY